                  GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER
                                   JOINT LIFE
      SECURESOURCE 3(SM) RIDER WITH INCOME BONUS/PORTFOLIO STABILIZER FUNDS

This rider is made a part of the contract to which it is attached. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the contract.

This rider requires 100% allocation of purchase payments and Your Contract Value to approved investment option(s) for this rider shown under Contract Data. The Annual Rider Fee will be determined by the investment option(s) You select. Your initial investment options and investment selection are shown under Contract Data. You will be notified of any change to the investment options available.

EXCESS WITHDRAWALS MAY REDUCE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWALS.

The additional charge for this rider is described in the Rider Charges provision.

DEFINITIONS

The following words are often used in this rider. When We use these words, this is what We mean:

ANNUAL CREDIT, CREDIT PERIOD

The Annual Credit is an amount that can be added to the Benefit Base on Rider Anniversaries during a Credit Period, subject to limitations. The duration of a Credit Period and Annual Credit percentages are shown under Contract Data. The Credit Period starts on the Rider Effective Date and, subject to limitations, will restart (1) on a Rider Anniversary whenever there is an increase of the Benefit Base due to an Annual Step-Up or (2) on the following Rider Anniversary in the event of a Step-up of the Benefit Base under the Spouse's Option to Continue Contract provision. The Rider Anniversary after the number of contract years shown is the last day of a Credit Period. See the Rider Anniversary Processing provision.

ANNUAL LIFETIME PAYMENT (ALP)

The Annual Lifetime Payment is the lifetime benefit amount available each contract year after the younger Covered Spouse has reached the youngest age in the first Age Band shown under Contract Data. The annual Withdrawal amount guaranteed by the rider can vary each contract year.

AGE BANDS

Age Bands are the age ranges shown under Contract Data. Each Age Band is associated with two components of your Lifetime Payment Percentage, a Minimum Lifetime Payment Percentage and a potential Income Bonus. The younger Covered Spouse must be at least the youngest age shown in the first Age Band for the Annual Lifetime Payment to be established. After the ALP is established, in addition to the younger Covered Spouse's age, other factors determine when You move to a higher Age Band as described in the Lifetime Payment Percentage provision.

ANNUAL STEP-UP

On each Rider Anniversary, You may receive an Annual Step-Up which will lock in gains by increasing the Benefit Base and/or the Principal Back Guarantee. If the Benefit Base increases due to an Annual Step-Up, a Credit Period will restart and, if You are eligible for a higher Age Band, the Lifetime Payment Percentage can increase.

BENEFIT BASE (BB)

The Benefit Base is used to determine the Annual Lifetime Payment and the annual rider charge. The BB is separate from Your Contract Value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

CREDIT BASE (CB)

The Credit Base is used to determine the Annual Credit. The CB cannot be withdrawn or annuitized and is not payable as a death benefit.

COVERED SPOUSES

The Covered Spouses are established on the Rider Effective Date and cannot be changed. The Covered Spouses are the owner and the owner's legally married spouse as defined under federal law, as named on the application and as shown under Contract Data for as long as the marriage is valid and in effect. If any Owner is a non-natural person (e.g., an irrevocable trust or corporation) or a revocable trust, the Covered Spouses are the Annuitant and the legally married spouse of the Annuitant. After death or dissolution of marriage, the remaining Covered Spouse will be used when referring to the younger Covered Spouse.

EXCESS WITHDRAWAL

An Excess Withdrawal is (1) a Withdrawal taken before the ALP is established or
(2) a Withdrawal that is greater than the Remaining Annual Lifetime Payment.

EXCESS WITHDRAWAL PROCESSING

Excess Withdrawal Processing reduces benefits under this rider if a Withdrawal is taken before the Annual Lifetime Payment is established or if a Withdrawal exceeds the Remaining Annual Lifetime Payment.

411360-JT                         Page 1 of 10                        A(05/2012)

INCOME BONUS

The Income Bonus may be added to the Minimum Lifetime Payment Percentage as described in the Lifetime Payment Percentage provision.

LIFETIME PAYMENT PERCENTAGE

The Lifetime Payment Percentage is used to calculate Your Annual Lifetime Payment. It includes a Minimum Lifetime Payment Percentage and may include an additional Income Bonus, both shown under Contract Data. The percentage used can vary as described in the Lifetime Payment Percentage provision.

PRINCIPAL BACK GUARANTEE (PBG)

The Principal Back Guarantee is a guarantee that the total amount You or Your beneficiaries receive under the rider will not be less than purchase payments You have made, increased by Annual Step-ups, as long as You have not taken an Excess Withdrawal.

REMAINING ANNUAL LIFETIME PAYMENT (RALP)

As You take Withdrawals during a contract year, the remaining amount that the rider guarantees will be available for Withdrawal that contract year is reduced. After the ALP is established, the Remaining Annual Lifetime Payment is the guaranteed amount that can be withdrawn during the remainder of the current contract year.

RIDER ANNIVERSARY

Your Rider Anniversary is the same date as Your Contract Anniversary unless the rider is issued after the Contract Date. It is the same day and month as the Rider Effective Date each year that the rider remains in force.

RIDER EFFECTIVE DATE

This rider is effective as of the Contract Date of this contract unless otherwise shown under Contract Data.

WITHDRAWAL

For purposes of this rider, the term "Withdrawal" is equal to the term "surrender" in Your contract and any other riders, and the amount of a Withdrawal is the amount by which Your Contract Value is reduced as a result of Your surrender request. It may differ from the amount of Your request due to any surrender charge and any market value adjustment.

WITHDRAWAL ADJUSTMENT BASE (WAB)

The Withdrawal Adjustment Base is used to determine whether or not Income Bonus will be included in the Lifetime Payment Percentage. The WAB cannot be withdrawn or annuitized and is not payable as a death benefit.

GUARANTEED LIFETIME WITHDRAWAL BENEFIT

The Guaranteed Lifetime Withdrawal Benefit rider guarantees that, regardless of investment performance, You may take Withdrawals up to the lifetime benefit amount each contract year after the lifetime benefit is established. The younger Covered Spouse's age at the time of the first Withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision.

The lifetime benefit amount can vary based on the relationship of Your Contract Value to the Withdrawal Adjustment Base. Each contract year, whether or not the Income Bonus is included in the Lifetime Payment Percentage is determined when the first Withdrawal is taken, and the lifetime benefit amount is fixed for the remainder of that contract year.

As long as Your total Withdrawals during the current contract year do not exceed the lifetime benefit amount, You will not be assessed a surrender charge and no market value adjustment will be applied. If You withdraw a larger amount, the excess amount will be assessed any applicable surrender charges and any applicable market value adjustment. Also, benefits will be reduced in accordance with Excess Withdrawal Processing. At any time, You may withdraw any amount up to Your entire surrender value, subject to Excess Withdrawal Processing under the rider.

The rider also guarantees that You or Your beneficiary will get back purchase payments You have made, increased by Annual Step-ups, through Withdrawals and/or payments by Us over time. This Principal Back Guarantee is described in the Death Benefit Before the Annuitization Start Date provision.
Subject to conditions and limitations, the lifetime benefit amount can be increased if an Annual Credit is available or Your Contract Value has increased on a Rider Anniversary. The Principal Back Guarantee can also be increased if Your Contract Value has increased on a Rider Anniversary. See the Rider Anniversary Processing provision.

We may modify the fee for this rider as described in the Rider Charges provision.

The following describes how the lifetime benefit is determined.

ANNUAL LIFETIME PAYMENT (ALP)

The ALP is established on the earliest of the following dates:

411360-JT                         Page 2 of 10                        A(05/2012)

1. the Rider Effective Date if the younger Covered Spouse has already reached the youngest age in the first Age Band.

2. the date the younger Covered Spouse's Attained Age equals the youngest age in the first Age Band.

3.   upon the first death of a Covered Spouse, then

     (A) the date we receive a Written Request when the death benefit is not payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or

     (B) the date spousal continuation is effective when the death benefit is payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or

     (C) the date the surviving Covered Spouse reaches the youngest age in the first Age Band.

4.   Following dissolution of marriage of the Covered Spouses,

     (A) the date we receive a Written Request if the remaining Covered Spouse who is the owner (or Annuitant in the case of non-natural or revocable trust ownership) has already reached the youngest age in the first Age Band, or

     (B) the date the remaining Covered Spouse who is the owner (or Annuitant in the case of non-natural or revocable trust ownership) reaches the youngest age in the first Age Band.

When the ALP is established and at all times thereafter, the ALP is equal to the BB multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or BB changes as described below, the ALP will be recalculated.

If You withdraw less than the ALP in a contract year, the unused portion does not carry over to future contract years.

REMAINING ANNUAL LIFETIME PAYMENT (RALP)

The RALP is established at the same time as the ALP. The RALP equals the ALP less all Withdrawals in the current contract year, but it will not be less than zero.

LIFETIME PAYMENT PERCENTAGE

The Lifetime Payment Percentage is used to calculate the ALP. The Minimum Lifetime Payment Percentage and the Income Bonus for each Age Band is shown under Contract Data. Throughout the remainder of this rider, Your Lifetime Payment Percentage will include the Minimum Lifetime Payment Percentage and may include an Income Bonus for a particular Age Band as determined by this provision.

AGE BAND FOR THE LIFETIME PAYMENT PERCENTAGE

The Age Band for the Lifetime Payment Percentage is determined at the following times:

1.   WHEN THE ALP IS ESTABLISHED

     The Age Band for the Lifetime Payment Percentage used to calculate the initial ALP is determined by the younger Covered Spouse's Attained Age.

2.   ON THE YOUNGER COVERED SPOUSE'S SUBSEQUENT BIRTHDAYS

     Except as noted below, if the younger Covered Spouse's new Attained Age is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.

     However, if You decline an increase to the Annual Rider Fee or if a Withdrawal has been taken since the ALP was established, then the Age Band for the Lifetime Payment Percentage will not change on subsequent birthdays.

3.   UPON ANNUAL STEP-UPS AS DESCRIBED IN THE RIDER ANNIVERSARY PROCESSING
     PROVISION

4.   UPON DEATH OR CHANGE IN MARITAL STATUS

     In the event of death or dissolution of marriage:

     (A) If no Withdrawal has been taken since the ALP was established and if an increase to the Annual Rider Fee has not been declined, the Lifetime Payment Percentage will be reset based on the Age Band for the remaining Covered Spouse's Attained Age.

     (B) If the ALP is not established but the remaining Covered Spouse has reached the youngest age in the first Age Band, the remaining Covered Spouse's Attained Age will be used to determine the Age Band for the Lifetime Payment Percentage. In the event of remarriage of the Covered Spouses to each other, the Lifetime Payment Percentage used is the percentage for the younger Covered Spouse's Attained Age.

INCOME BONUS

The following determines whether or not the Income Bonus is included in the Lifetime Payment Percentage.

A comparison of Your Contract Value and the Withdrawal Adjustment Base (WAB) determines whether the Income Bonus is included in the Lifetime Payment Percentage when calculating the ALP unless the percentage is fixed as described below.

411360-JT                         Page 3 of 10                        A(05/2012)

On each Valuation Date when the ALP is calculated, if the Benefit Determining Percentage calculated below is less than the Adjustment Threshold shown under Contract Data, then the Lifetime Payment Percentage will equal the Minimum Lifetime Payment Percentage plus the Income Bonus for Your current Age Band, both shown under Contract Data. Otherwise, the Lifetime Payment Percentage will equal the Minimum Lifetime Payment Percentage for Your current Age Band.

The Benefit Determining Percentage is calculated as follows, but it will not be less than zero:

            1 - (a/b)

     a     =     Contract Value at the end of the prior valuation period

     b     =     WAB at the end of the prior valuation period

After the ALP is established, the first Withdrawal taken in each contract year will set and fix the Lifetime Payment Percentage for the remainder of the contract year. Beginning on the next Rider Anniversary, the Lifetime Payment Percentage can change on each Valuation Date as described above until a Withdrawal is taken in that contract year.

However, at the earliest of (1), (2) or (3) below, the Lifetime Payment Percentage will be set and remain fixed as long as the benefit is payable:


(1) when Your Contract Value on a Rider Anniversary is less than two times the BB multiplied by the Minimum Lifetime Payment Percentage for Your current Age Band, or

(2)  when the Contract Value reduces to zero, or

(3) on the remaining Covered Spouse's date of death when a death benefit is payable.

For certain periods of time at Our discretion and on a non-discriminatory basis, Your Lifetime Payment Percentage may be set by Us to include the Income Bonus if more favorable to You.

411360-JT                         Page 4 of 10                        A(05/2012)

RIDER EFFECTIVE DATE VALUES, ADDITIONAL PURCHASE PAYMENTS AND WITHDRAWALS

Your lifetime benefit values and Principal Back Guarantee are determined at the following times and are subject to a maximum amount as shown under Contract Data:

1.   AT RIDER EFFECTIVE DATE

     If the rider is effective on the Contract Date, the WAB, CB, BB and PBG are set equal to the initial purchase payment. If the rider is effective on a Contract Anniversary, the WAB, CB, BB and PBG are set equal to the Contract Value on the later of that anniversary and the Valuation Date We receive Your Written Request to add the rider.

2.   WHEN AN ADDITIONAL PURCHASE PAYMENT IS MADE

     The BB, WAB and PBG will be increased by the amount of each additional purchase payment.

     If the CB is greater than zero, the CB will be increased by the amount of each additional purchase payment.

     See the Purchase Payment Provisions under Contract Provision Modifications for purchase payment limitations.

3.   WHEN A WITHDRAWAL IS TAKEN

     If the CB is greater than zero, Annual Credits will not be added to the BB on the following Rider Anniversary.

     The WAB, BB, CB and PBG can be adjusted, but they will not less than zero.

     (A) The WAB will be reduced by the same proportion that the Contract Value is reduced. The proportional amount deducted is the "Adjustment for Withdrawal," calculated as follows:

            a  X  b       where:
            -------
               c
     a  =  the amount of the Withdrawal

     b  =  the WAB on the date of (but prior to) the Withdrawal

     c  =  the Contract Value on the date of (but prior to) the Withdrawal.

(B) If the ALP is not established, Excess Withdrawal Processing will occur as follows. The BB and CB will be reduced by the same proportion that the Contract Value is reduced using the "Adjustment for Withdrawal" calculation described above but substituting the CB or BB (as applicable) for the WAB. The PBG will be reduced by the greater of the amount of the Withdrawal or the "Adjustment for Withdrawal," substituting the PBG for the WAB.

(C) If the ALP is established and the Withdrawal is less than or equal to the RALP, the BB and CB do not change and the PBG is reduced by the amount of the Withdrawal.

(D) If the ALP is established and the Withdrawal is greater than the RALP, Excess Withdrawal Processing will occur, and the BB and CB will be reduced by an amount as calculated below:

            d  X  e       where:
            -------
               f

     d  =  the amount of the Withdrawal minus the RALP

     e = the BB or CB (as applicable) on the date of (but prior to) the Withdrawal

     f = the Contract Value on the date of (but prior to) the Withdrawal minus the RALP.

The PBG will be reduced by the greater of (1) the amount of the Withdrawal or
(2) the RALP plus the Excess Withdrawal Processing amount calculated above, substituting the following for "e" in the formula: the PBG on the date of (but prior to) the Withdrawal minus the RALP.

411360-JT                         Page 5 of 10                        A(05/2012)

RIDER ANNIVERSARY PROCESSING

The following describes how the WAB, BB, CB and PBG are calculated on Rider Anniversaries, subject to the maximum amount shown under Contract Data, and how the Lifetime Payment Percentage can change on Rider Anniversaries. If the Rider Anniversary falls on a Day that the New York Stock Exchange is closed, Rider Anniversary processing will occur on the next Day that the New York Stock Exchange is open for trading.

1.   ANNUAL CREDITS

     If You did not take any Withdrawals during the prior contract year and You did not decline an increase to the Annual Rider Fee, an Annual Credit may be available.

     (A) On the First Rider Anniversary of the Initial Credit Period The Annual Credit equals the CB 180 days following the Rider Effective Date multiplied by the Annual Credit Percentage shown under Contract Data for the first Rider Anniversary.

     The BB and WAB will be set to the greater of:

     (i)  the current BB, or

     (ii) the BB 180 days following the Rider Effective Date increased by the Annual Credit and any additional purchase payments since 180 days following the Rider Effective Date.

(B). On Any Other Rider Anniversary During a Credit Period

     The Annual Credit equals the CB as of the prior Rider Anniversary multiplied by the Annual Credit Percentage associated with the current Rider Anniversary.

     The BB will be set to the greater of:

     (i)  the current BB, or

     (ii) the BB on the prior Rider Anniversary increased by the Annual Credit and any additional purchase payments since the prior Rider Anniversary.

     The WAB will be set as follows:

     (i) if no Withdrawals have been taken, the WAB will be set to the BB determined above, or

     (ii) if any Withdrawals have been taken, the WAB will be set to the amount as calculated below:

           a  X  b       where:
           -------
              c

     a  = the WAB on the Rider Anniversary (but prior to Rider
          Anniversary processing)

     b  = the BB determined above

     c  = the BB on the Rider Anniversary (but prior to Rider
          Anniversary processing)

     If the CB is greater than zero, the CB will be reset to zero on the last Rider Anniversary of a Credit Period after any adjustment to the WAB and BB, and there will be no additional Annual Credits unless the Credit Period restarts due to a Step-Up of the BB.

     The CB will be permanently reset to zero on the later of: (A) Maximum CB Date shown under Contract Data or (B) the 10th Rider Anniversary.

2.   ANNUAL STEP-UP

     Beginning with the first Rider Anniversary, an Annual Step-up may be available. If You decline an increase to the Annual Rider Fee, Annual Step-ups will no longer be available.

     The Annual Step-up will take place on any Rider Anniversary where the Contract Value is greater than the PBG and/or the BB after any Annual Credit is added. If an Annual Step-up takes place, the PBG, BB, CB and Lifetime Payment Percentage will be adjusted as follows:

     (A) The PBG will be increased to the Contract Value, if the Contract Value is greater.

     (B) The BB (after any Annual Credit is added under item 1 above) will be increased to the Contract Value, if the Contract Value is greater.

     (C) The CB will be increased to the Contract Value and the Credit Period will restart, if there is an increase to BB due to a Step-up.

     (D) If the younger Covered Spouse's Attained Age on the Rider Anniversary is in a higher Age Band and (1) there is an increase to BB due to a Step-up or (2) there was no Step-up of the BB due to the maximum BB limitation; then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior Withdrawals.

3.   THE WAB ON RIDER ANNIVERSARIES

     Unless You decline an increase to the Annual Rider Fee, the WAB (after any increase during a Credit Period under item 1 above) will be increased to the Contract Value, if the Contract Value is greater.

411360-JT                         Page 6 of 10                        A(05/2012)

REQUIRED MINIMUM DISTRIBUTIONS

If You are taking required minimum distributions (RMD) from this contract and Your RMD is greater than the ALP, the portion of Your RMD that is greater than the benefit amount will not be subject to Excess Withdrawal Processing provided:

1.   the ALP is established,

2.   the RMD is for this contract alone,

3. the RMD is based on Your recalculated life expectancy taken from the Uniform Lifetime Table under the Code, and

4. the RMD amount is otherwise based on the requirements of the Internal Revenue Code Section 401(a)(9), related Code provisions, and regulations thereunder that were in effect on the Rider Effective Date.

Any Withdrawals taken before the ALP is established or withdrawing amounts greater than the RALP that do not meet these conditions will result in Excess Withdrawal Processing.

INVESTMENT OPTIONS AND LIMITS

This rider requires 100% allocation of purchase payments and Your Contract
Value to approved investment option(s) for this rider. The investment options available for asset allocation under the terms of this rider and Your initial investment selection(s) are shown under Contract Data. We reserve the right to add, remove or substitute approved investment options. If more than one fund is available, You may, by Written Request or other method agreed to by Us, change Your choice of subaccounts or allocation percentages among those approved for the rider. We reserve the right to limit the number of transfers allowed each contract year. We also reserve the right to close or restrict any approved investment option, however the change may apply only to future purchase payments or transfers. You will be notified of any change to the investment options available.

CONTRACT PROVISION MODIFICATIONS

Because of the addition of this rider to Your contract, several contract provisions are modified as described above and as further described below.

PURCHASE PAYMENTS PROVISIONS

This rider amends the Additional Purchase Payments provision to limit when purchase payments may be paid as described below. It also amends the Payment Limits provision to restrict payments after the first contract year to an amount less than Maximum Purchase Payments Permitted, shown under Contract Data.

The rider prohibits additional purchase payments unless:

     (1) the payment is received at time of application or within 90 days thereafter, or

     (2) this is a tax qualified contract where We allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code, or

     (3)  We allow otherwise on a non-discriminatory basis.

The rider also prohibits additional purchase payments if:

     (1) You decline an increase to the Annual Rider Fee as described in the Rider Charges provision, or

     (2) the ALP is available and Your Contract Value on any anniversary is less than four times the BB multiplied by the Minimum Lifetime Payment Percentage for Your current Age Band.

In addition, We reserve the right to change these purchase payment limitations, including making further restrictions, upon written notice.

ALLOCATION OF PURCHASE PAYMENTS

Because this rider requires asset allocation to approved investment options, allocation of purchase payments shall be determined by Your selection from investment options available for this rider.

411360-JT                         Page 7 of 10                        A(05/2012)

TRANSFERS OF CONTRACT VALUES

Because this rider requires asset allocation to approved investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options as described in the Investment Options and Limits provision, provided such transfers are not determined to disadvantage other contract owners or (2) transfers as otherwise agreed to by Us.

RULES FOR SURRENDER

Minimum Contract Values following a surrender no longer apply to Your contract.

Surrenders will be taken from Your accounts and subaccounts in the same proportion as Your interest in each bears to the Contract Value unless You specifiy otherwise.

If Your Contract Value is reduced to zero, the CB, if greater than zero, will be permanently reset to zero, and there will be no additional Annual Credits. Also, the following will occur:

1. If the ALP is not established and if the Contract Value is reduced to zero as a result of fees or charges, then the owner must wait until the ALP would be established, and the ALP will be paid annually until the death of both Covered Spouses.

2. If the ALP is established and if the Contract Value is reduced to zero as a result of fees or charges, or as a result of a Withdrawal that is less than or equal to the RALP; then the owner will receive the ALP paid annually until the death of both Covered Spouses.

In (1) and (2) above:

- These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually.

-    We will no longer accept additional purchase payments.

-    No more charges will be collected for the rider.

-    The current ALP is fixed for as long as payments are made.

- The death benefit becomes the remaining schedule of Annual Lifetime Payments, if any, until total payments to the owner and the beneficiary are equal to the PBG at the time the Contract Value falls to zero.

- The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year.

3. If the ALP is not established and if the Contract Value is reduced to zero as a result of a Withdrawal, this rider and the contract will terminate.

4. If the ALP is established and if the Contract Value is reduced to zero as a result of a Withdrawal that is greater than the RALP, this rider and the contract will terminate.

SPOUSE'S OPTION TO CONTINUE CONTRACT

If the surviving spouse is a Covered Spouse and chooses to continue the contract under the spousal continuation provision, the following provisions apply:

1.   The rider continues as part of the contract.

2. The surviving Covered Spouse can name a new beneficiary, however, a new Covered Spouse cannot be added to the rider.

3. At the time of spousal continuation, a Step-up may be available. If the spousal continuation Step-up is processed, the Step-up date is the Valuation Date spousal continuation is effective. All Annual Step-up rules also apply to the spousal continuation Step-up, except that (1) the RALP will be calculated as the ALP after the Step-up less all prior Withdrawals made during the current contract year, but it will not be less than zero, and (2) the Credit Period will restart on the following Rider Anniversary. The WAB, if greater than zero, will be increased to the Contract Value, if the Contract Value is greater.

DEATH BENEFIT BEFORE THE ANNUITIZATION START DATE

If the death benefit becomes payable at the death of a Covered Spouse, the surviving Covered Spouse must utilize the spousal continuation provision to continue the lifetime benefit. If spousal continuation is not available under the terms of the contract, the rider terminates.

The lifetime benefit of this rider ends at the death of the surviving Covered Spouse. If the CB is greater than zero, the CB will be permanently reset to zero, and there will be no additional Annual Credits or Annual Step-ups.

If the Contract Value is greater than zero when the death benefit becomes payable, the beneficiary may:

-     elect to take the death benefit under the terms of the contract, or

- if the PBG is greater than zero, elect to take the Principal Back Guarantee available under this rider, or

- continue the contract under the Spouse's Option to Continue Contract provision above.

If the beneficiary elects the Principal Back Guarantee under this rider, the following will occur:

411360-JT                         Page 8 of 10                        A(05/2012)

1. If the ALP is established, the ALP on the date of death will be paid until total payments to the beneficiary are equal to the PBG.

2. If the ALP is not established, the BB on the date of death multiplied by the Lifetime Payment Percentage will be paid annually until total payments to the beneficiary are equal to the PBG. The Lifetime Payment Percentage and Income Bonus will be determined based on the youngest age in the first Age Band shown under Contract Data.

In (1) and (2) above:

-    The Lifetime Payment Percentage used will be set as of the date of death.

- The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year.

ASSIGNMENT AND CHANGE OF OWNERSHIP

In order to maintain the joint life benefit, the surviving Covered Spouse must be able to continue the contract under the Spouse's Option to Continue Contract provision. Therefore, only ownership arrangements that permit such continuation are allowed at rider issue.

If the owner is a natural person, only the Covered Spouses can be owners. If there is a non-natural or revocable trust owner, one of the Covered Spouses must be the Annuitant. The rider will terminate if there is an assignment or a change of ownership unless the new owner or assignee assumes total ownership of the contract and was an owner or a Covered Spouse before the change, or is a non-natural owner holding for the sole benefit of the prior owner (e.g., an individual ownership changed to a personal revocable trust).

ANNUITY PROVISIONS

If the Annuitization Start Date is the latest date shown under the Change of Annuitization Start Date provision, You can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the rider. Under the rider's payout option, the minimum amount payable shown in Table B under the Tables of Annuity Payout Rates section will not apply, and You will receive the ALP provided by this rider until the later of (1) the death of both Covered Spouses or (2) depletion of the PBG. If You choose to receive the ALP, the amount payable each contract year will be equal to the ALP on the Annuitization Start Date. The amount paid in the current contract year will be reduced for any prior Withdrawals in that contract year. These annualized amounts will be paid in monthly installments until the later of
(1) the death of both Covered Spouses or (2) depletion of the PBG. If the monthly payment is less than $100, We have the right to change the frequency, but no less frequently than annually.

If You choose to receive the ALP rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the Annuitization Start Date except for the Principal Back Guarantee.

RIDER CHARGES

We deduct the charge for this rider once a year from Your Contract Value on Your Contract Anniversary. We pro-rate this charge among Your accounts and subaccounts in the same proportion Your interest in each account bears to Your total Contract Value.

The charge is calculated on Your Contract Anniversary by multiplying the Annual Rider Fee by the greater of the BB or the Contract Value, unless the Contract Value is greater than the maximum BB shown under Contract Data. In that case, multiply the Annual Rider Fee by the maximum BB.

The Annual Rider Fee may vary with Your investment option and is subject to the Maximum Annual Rider Fee shown under Contract Data.

The Initial Annual Rider Fee(s) associated with the approved investment option(s) are shown under Contract Data. The following describes how Your Annual Rider Fee may increase:

1. We may increase the Annual Rider Fee for all approved investment options at Our discretion and on a nondiscriminatory basis. Your Annual Rider Fee will increase if We declare an increase to the fee with written notice 30 days in advance except as described below. The new fee will be in effect on the date We declare in the written notice.

    (A) You can decline this increase and therefore all future fee increases if We receive Your Written Request prior to the date of the fee increase, in which case You permanently relinquish:

         (i)   all future Annual Step-ups and spousal continuation Step-ups,

         (ii)  any ability to make additional purchase payments,

         (iii) any future Annual Credits, and the CB will be permanently reset to zero, and

411360-JT                         Page 9 of 10                        A(05/2012)

           (iv) any increase to the Lifetime Payment Percentage due to changing Age Bands on subsequent birthdays and Rider Anniversaries.

           If You decline an increase to the Annual Rider Fee, the WAB will not be increased on Rider Anniversaries.

     (B) You can terminate this rider if Your Annual Rider Fee after any increase is more than 0.25 percentage points higher than Your fee before the increase and if We receive Your Written Request to terminate the rider prior to the date of the increase.


2. The Annual Rider Fee associated with a specified investment option may change at Our discretion. If You are invested in any investment option that has an increase in the associated Annual Rider Fee, Your Annual Rider Fee will increase.

If the rider fee changes during a contract year, We will calculate an average Annual Rider Fee, for that contract year only, that reflects the various different fees that were in effect for each investment option that contract year, adjusted for the number of Days each fee was in effect and the percentage of Contract Value allocated to each investment option.

If Your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of Days coverage was in place during the contract year.

TERMINATION OF THE RIDER

This rider cannot be terminated either by You or Us except as follows:

1. After the death benefit is payable, continuation of the contract by anyone other than a Covered Spouse will terminate the rider. However, if the Covered Spouse continues the contract as an Inherited IRA or as a beneficiary of a participant in an employer sponsored retirement plan under the Code, the rider will terminate.

2. The rider will terminate for certain assignment and ownership changes as described in the Assignment and Change of Ownership provision.

3.   The rider will terminate on the Annuitization Start Date.

4. In relation to certain increases to the Annual Rider Fee as described in the Rider Charges provision, Your Written Request will terminate the rider.

5. Reduction of the Contract Value to zero under certain situations as described in the Rules for Surrender provision will terminate the rider.

6.   Termination of the contract for any reason will terminate the rider.

RIVERSOURCE LIFE INSURANCE COMPANY

[GRAPHIC]

Secretary

411360-JT                         Page 10 of 10                       A(05/2012)

Guaranteed Lifetime Withdrawal Benefit Rider SecureSource Stages(R) Select Rider

     Covered Spouses:                         John Q. Doe
                                              Jane Doe
     Rider Effective Date:                    April 1, 2012
     Maximum BB, CB, WAB and PBG:             $10,000,000
     Adjustment Threshold:                    20%
     Maximum CB Date:                         Owner's 95th birthday

     Credit Period:                           10 contract years

Following the start of a Credit Period       Annual Credit Percentage
--------------------------------------       ------------------------
1st Rider Anniversary                                   6%
2nd Rider Anniversary                                   6%
3rd Rider Anniversary                                   6%
4th Rider Anniversary                                   6%
5th Rider Anniversary                                   6%
6th Rider Anniversary                                   6%
7th Rider Anniversary                                   6%
8th Rider Anniversary                                   6%
9th Rider Anniversary                                   6%
10th Rider Anniversary                                  6%

Lifetime Payment Percentage

                  Minimum Lifetime Payment
Age Bands*               Percentage               Income Bonus
----------  ------------------------------------  -------------
50-58                      2.75%                      0.50%
59-64                      3.75%                      0.50%
65-79                      4.75%                      0.50%
80+                        5.75%                      0.50%

----------
* After the lifetime benefit is established, the younger Covered Spouse's Attained Age at the first Withdrawal will set the Age Band. See the "Age Band for the Lifetime Payment Percentage" section of the Lifetime Payment Percentage provision for exceptions.

Initial Investment Selection(s)     Payment Allocation Percentage
-------------------------------     -----------------------------
     ABC Fund 1                          50%
     ABC Fund 2                          50%

Approved Investment Options/Allocation Restrictions and Limitations: This rider requires allocation of purchase payments and contract value to one or more approved investment options for this rider:

Portfolio Stabilizer       Associated Initial           Maximum Annual
        Funds               Annual Rider Fee               Rider Fee
---------------------    -----------------------    -----------------------
ABC Fund 1                        1.30%                      2.50%
ABC Fund 2                        1.30%                      2.50%
ABC Fund 3.                       1.30%                      2.50%

- Payments may also be allocated to the Special DCA Fixed Account for transfer to approved investment option(s) You select.

- We reserve the right to add, remove or substitute approved investment options.

- We reserve the right to limit the number of transfers allowed each contract year.

- Annual Rider Fees associated with Your choice of investment option(s) may increase at our discretion, subject to the Maximum Annual Rider Fee shown above.

DP411360-JT